Filed Pursuant to Rule 433

Registration No. 333-169358

Final Term Sheet

3.125% Senior Notes Due 2015

September 14, 2010

Fiserv, Inc.

$300,000,000 3.125% Senior Notes Due October 1, 2015

Issuer:	Fiserv, Inc.

Guarantors:	BillMatrix Corporation CheckFree Services Corporation Fiserv Solutions, Inc. Information Technology, Inc. Interactive Technologies, Inc. ITI of Nebraska, Inc.

Ratings*:	Baa2 by Moody’s and BBB- by S&P

Format:	SEC Registered

Size:	$300,000,000

Trade Date:	September 14, 2010

Settlement Date (T+5):	September 21, 2010

Maturity Date:	October 1, 2015

Interest Payment Dates:	Semi-annually on the 1st of April and October commencing on April 1, 2011

Pricing Benchmark:	1.250% due August 31, 2015

Benchmark Price / Yield:	99-05+ / 1.424%

Spread to Benchmark:	+ 175 bps

Yield to Maturity:	3.174%

Coupon:	3.125%

Price to Public:	99.773%

Make-Whole Call:	T+ 25 bps

Minimum Denominations:	$2,000 x $1,000

Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC Wells Fargo Securities, LLC SunTrust Robinson Humphrey, Inc.

Co-Managers:

Mitsubishi UFJ Securities (USA), Inc.

U.S. Bancorp Investments, Inc.

J.P. Morgan Securities LLC

Citigroup Global Markets Inc.

PNC Capital Markets LLC

RBS Securities Inc.

BB&T Capital Markets, a division of Scott & Stringfellow, LLC

Fifth Third Securities, Inc.

KeyBanc Capital Markets Inc.

TD Securities (USA) LLC

Comerica Securities, Inc.

CUSIP / ISIN:	337738AH1 / US337738AH14

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a Registration Statement (including a prospectus) and a preliminary prospectus supplement with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and preliminary prospectus supplement if you request it by calling Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037 or Wells Fargo Securities, LLC at 1-800-326-5897.